As filed with the Securities and Exchange Commission on July 20, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UNIQURE N.V.

(Exact Name of Registrant as Specified in Its Charter)

Netherlands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

2014 Share Incentive Plan

(Full Title of the Plans)

uniQure, Inc.

113 Hartwell Avenue

Lexington, MA 02421

(Name and Address of Agent For Service)

Tel: +31 20 566 7394

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Timothy J. Corbett

Morgan, Lewis & Bockius UK LLP

Condor House, 5-10 St. Paul’s Churchyard

London EC4M 8AL United Kingdom

+44.20.3201.5690

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares	4,000,000	(1)(2)	$27.06	(3)	$108,240,000	(3)	$11,808.98	(3)

(1)	Represents an additional 4,000,000 ordinary shares, par value €0.05 per share, of the Registrant (“Ordinary Shares”) reserved and available for issuance under the Registrant’s 2014 Share Incentive Plan, as amended (the “2014 Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate amount of additional Ordinary Shares that may from time to time be issuable under the 2014 Plan as a result of any share split, share dividend or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Global Select Market on July 16, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by uniQure N.V. (the “Registrant” or the “Company”) solely for the purpose of registering an additional 4,000,000 Ordinary Shares, par value €0.05 per share, of the Registrant (the “Ordinary Shares”) to be offered to participants under the Registrant’s 2014 Share Incentive Plan, which was originally adopted at the annual general meeting of the Registrant’s shareholders on January 9, 2014 and subsequently amended and restated effective as of June 13, 2018.

On April 30, 2021, the amendment to the 2014 Plan was approved by the board of directors of the Registrant and was subsequently approved by the Registrant's shareholders on June 16, 2021.

In accordance with General Instruction E to Form S-8, the contents of the Company’s Registration Statements on Form S-8 registering (i)1,531,471 Ordinary Shares issuable under 2014 Share Incentive Plan previously filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2014 (File No. 333-197887), (ii) 4,070,000 Ordinary Shares issuable under the 2014 Share Incentive Plan previously filed with the Commission on May 15, 2017 (File No. 333-218005), and (iii) 3,000,000 Ordinary Shares issuable under the 2014 Share Incentive Plan previously filed with the Commission on June 14, 2018 (File No. 333-225629) are incorporated by reference herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)            The Registrant’s annual report on Form 10-K for fiscal year ended December 31, 2020 filed with the Commission on March 1, 2021 (the “Annual Report”).

(b)            The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the Commission on May 10, 2021.

(c)            Current Reports on Form 8-K filed with the Commission on January 7, 2021, February 2, 2021, March 2, 2021, April 5, 2021, April 22, 2021, April 26, 2021, May 7, 2021, May 21, 2021, June 21, 2021 and June 23, 2021.

(d)            The description of the securities contained in the registrant’s registration statement on Form 8-A (Registration No. 001-36294) filed with the Commission on January 31, 2014, as updated by “Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” as filed as Exhibit 4.1 to the Annual Report, and any amendment or report filed for the purposes of updating such description.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, provided, however, that documents or information deemed to have been furnished to, rather than filed with, the Commission shall not be deemed incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Although Dutch law does not expressly provide for the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the board is, in principle, accepted in the Netherlands. The registrant’s articles of association, in principle, provide for indemnification of the board of directors by the company to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director becomes a party as a result of his or her position.

In addition, the registrant maintains insurance on behalf of its directors and certain other representatives against damages resulting from their conduct when acting in their capacities as such directors or representatives.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Number	Description

5.1	Opinion of Rutgers Posch Visée Endedijk N.V., counsel to the Registrant

23.1	Consent of Rutgers Posch Visée Endedijk N.V. (included in Exhibit No. 5.1)

23.2	Consent of KPMG Accountants N.V., Independent Registered Public Accounting Firm

23.3	Consent of PricewaterhouseCoopers Accountants N.V., Independent Registered Public Accounting Firm

24.1	Power of attorney (included on the signature pages of this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, the Netherlands, on July 20, 2021.

UNIQURE N.V.

By:	/s/ Matthew Kapusta
Matthew Kapusta
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew Kapusta and Christian Klemt, and each of them, as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign, and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Matthew Kapusta	Chief Executive Officer and Director	July 20, 2021
Matthew Kapusta	(Principal Executive Officer)

/s/ Christian Klemt	Chief Financial Officer	July 20, 2021
Christian Klemt	(Principal Financial Officer)

/s/ Madhavan Balachandran	Director	July 20, 2021
Madhavan Balachandran

/s/ Robert Gut	Director	July 20, 2021
Robert Gut

/s/ Jack Kaye	Director	July 20, 2021
Jack Kaye

/s/ David Meek	Director	July 20, 2021
David Meek

/s/ Leonard Post	Director	July 20, 2021
Leonard Post

/s/ Jeremy Springhorn	Director	July 20, 2021
Jeremy Springhorn

/s/ Paula Soteropoulos	Director	July 20, 2021
Paula Soteropoulos

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this Registration Statement on July 20, 2021.

UNIQURE, INC.

By:	/s/ David Cerveny
Name:	David Cerveny
Title:	General Counsel

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